CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Forum Funds II and to the use of our report dated November 26, 2019 on the financial statements and financial highlights of Baywood ValuePlus Fund and Baywood SociallyResponsible Fund, each a series of shares of beneficial interest in Forum Funds II. Such financial statements and financial highlights appear in the September 30, 2019 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

January 22, 2020